Exhibit 99.1

Medical Staffing Network Holdings Announces First Quarter 2004
Operating Results

    BOCA RATON, Fla.--(BUSINESS WIRE)--May 5, 2004--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $106.4 million for the first quarter of 2004, a decrease of 1.3% from fourth quarter 2003 revenues of $107.8 million and a decrease of 26.1% from first quarter 2003 revenues of $144.0 million. Loss from continuing operations for the first quarter of 2004 was $0.6 million, or $0.02 per diluted share, compared with income from continuing operations of $5.3 million, or $0.17 per diluted share, for the first quarter of 2003. Cash flow from operating activities was $8.2 million for the first quarter of 2004 as compared with $3.6 million for the same period of the prior year.
    Commenting on the first quarter's results, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., stated, "Our revenues for the first quarter of 2004 were materially consistent with those of the fourth quarter of 2003. The rate of our sequential quarterly reduction in revenues has declined from a high of 13% to just over 1%. The market for temporary healthcare employees has contracted over the past year as various initiatives to reduce expenditure on these services were made a priority in many hospitals. The consequence of cutting utilization of temporary employees has been an increase in the costs associated with overtime pay and other labor expenses for permanent employees. I believe that many clients are starting to realize that pushing an 'agency free' agenda at any cost is, in fact, a more costly alternative to using the flexible model that utilization of temporary employees in an efficient and responsible manner provides.
    "The market for the temporary healthcare staffing will most likely continue to contract through the remainder of 2004 with the larger, more efficient providers experiencing revenue stabilization as smaller, less efficient providers exit the market. Our hospital clients are experiencing additional pressure to reduce costs as they battle the financial strain of higher bad debt expenses and modest to zero growth in admission rates. These financial strains are not likely to lessen the focus to reduce labor expenses. However, we are encouraged by the relative stability of our weekly revenues over the past five months. We have also taken note of the increase in demand for non-healthcare temporary staff over the past two quarters. We believe that indicators of higher demand for temporary employees are, in general, an early indicator that demand in the healthcare sector will improve, albeit behind the curve for non-healthcare sectors."
    Adamson added, "The Joint Commission on Accreditation of Healthcare Organizations (JCAHO) recently announced it will be launching a certification program for healthcare staffing organizations this fall. Medical Staffing Network (MSN), at the invitation of The Joint Commission, is participating on JCAHO's Advisory Council for the review of the standards and performance measurements as they are being established. Additionally, MSN participates on an Expert Panel, providing direction and guidance as the standards are being developed. We believe the implementation of The Joint Commission's standards will significantly change our industry and result in further consolidation, as accredited hospitals and long term care facilities will expect and demand the practices, processes and performance measurements being outlined in these standards."
    Gross profit decreased to $22.2 million for the first quarter of 2004, an 8.2% decrease from fourth quarter of 2003 gross profit of $24.2 million and a 35.9% decrease from first quarter of 2003 gross profit of $34.6 million, primarily due to a decline in revenues and decrease in gross margin percentage. The gross margin of 20.8% for the first quarter of 2004 is a decrease from the 22.4% for the fourth quarter of 2003 and from the 24.0% for the first quarter of 2003. The sequential margin decrease is primarily attributable to higher state and federal unemployment taxes, which historically occurs during the first three months of the year, and the previously disclosed workers' compensation expense benefit recorded in the fourth quarter of 2003, which resulted in a gross margin increase of approximately 0.4% for that quarter. The year-over-year margin decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals.
    Selling, general and administrative expenses decreased to $17.3 million, or 16.2% of revenues, in the first quarter of 2004 compared with $20.6 million, or 14.4% of revenues, for the first quarter of 2003. The year-over-year decrease is primarily due to the locations closed and other cost reduction programs implemented as a part of the restructuring initiative, partially offset by the opening of 44 branch-in-branch ("BiB") locations in connection with the expansion of the BiB program prior to May 2003. Corporate and administrative expenses increased to $3.3 million, or 3.1% of revenues, in the first quarter of 2004 compared with $2.3 million, or 1.6% of revenues, for the first quarter of 2003, primarily due to increased professional fees and additional infrastructure associated with the expansion of the BiB program prior to May 2003.
    In closing, Mr. Adamson added, "We are excited about the future of our company. National demographics point to an inevitable increase in the demand for nursing services. I am very optimistic about the potential of the company."

    Earnings Guidance

    As previously announced, the Company has adopted a policy not to provide forward-looking financial guidance since such estimates involve a high degree of uncertainty. Accordingly, the Company has made the decision to no longer provide forward-looking guidance with respect to the Company's anticipated quarterly financial results.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on May 6, 2004. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.fulldisclosure.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

                MEDICAL STAFFING NETWORK HOLDINGS, INC.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)

                                                 Three Months Ended
                                               ----------------------
                                                Mar. 28,     Mar. 30,
                                                 2004          2003
                                               ---------    ---------
                                                     (unaudited)

Service revenues                                $106,393     $144,013
Cost of services rendered                         84,224      109,442
                                               ---------    ---------
   Gross profit                                   22,169       34,571
                                               ---------    ---------

Operating expenses:
 Selling, general and administrative              17,262       20,641
 Corporate and administrative                      3,278        2,299
 Depreciation and amortization                     1,647        1,624
                                               ---------    ---------
   Total operating expenses                       22,187       24,564
                                               ---------    ---------

Income (loss) from operations                        (18)      10,007
Interest expense, net                                960        1,159
                                               ---------    ---------
Income (loss) from continuing
 operations before provision for
 (benefit from) income taxes                        (978)       8,848
Provision for (benefit from)
 income taxes                                       (381)       3,538
                                               ---------    ---------
Income (loss) from
 continuing operations                              (597)       5,310
Loss on discontinued operations,
 net of taxes                                         --         (104)
                                               ---------    ---------

Net income (loss)                                  $(597)      $5,206
                                               =========    =========

Basic income (loss) from
 continuing operations                            $(0.02)       $0.18
Discontinued operations,
 net of taxes                                         --        (0.01)
                                               ---------    ---------
Basic income (loss) per share                     $(0.02)       $0.17
                                               =========    =========

Diluted income (loss) from
 continuing operations                            $(0.02)       $0.17
Discontinued operations,
 net of taxes                                         --           --
                                               ---------    ---------
Diluted income (loss) per share                   $(0.02)       $0.17
                                               =========    =========

Weighted average number of
 common shares outstanding:
  Basic                                           30,221       30,161
  Diluted                                         30,221       31,162

Operating Statistics:
Hours worked by
 healthcare professionals:
  Related to continuing operations                 2,531        3,550
  Related to discontinued operations                  --            1
                                               ---------    ---------
   Total healthcare professional
    hours worked                                   2,531        3,551
                                               =========    =========


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                Mar. 28,     Dec. 28,
                                                 2004          2003
                                               ---------    ---------
                                              (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                          $789         $825
 Accounts receivable, net                         64,313       68,602
 Other current assets                             15,203       13,785
                                               ---------    ---------
   Total current assets                           80,305       83,212

Furniture and equipment, net                      10,561       11,377
Goodwill, net                                    125,028      125,028
Other assets, net                                  8,892        9,253
                                               ---------    ---------
   Total assets                                 $224,786     $228,870
                                               =========    =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                 $4,721       $3,975
 Accrued payroll and related liabilities           8,496        6,616
 Other current liabilities                         4,754        4,163
                                               ---------    ---------
   Total current liabilities                      17,971       14,754

Long-term debt                                    47,634       54,978
Deferred taxes                                     7,890        7,115
Other long-term obligations                          554          736
                                               ---------    ---------
   Total liabilities                              74,049       77,583

Commitments and contingencies

Total stockholders' equity                       150,737      151,287
                                               ---------    ---------

Total liabilities and stockholders' equity      $224,786     $228,870
                                               =========    =========


    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303